Exhibit 10.23 (h)

EIGHTH AMENDMENT OF THE

ANTHEM 401(K) LONG TERM SAVINGS INVESTMENT PLAN

(AS LAST RESTATED EFFECTIVE JANUARY 1, 1997)

Pursuant to rights reserved under Article X of the Anthem 401(k) Long Term Savings Investment Plan (the “Plan”), Anthem Insurance Companies, Inc. (the “Company”) hereby amends the Plan, effective (except as otherwise expressly provided herein) as of the close of business on December 3, 2004, as follows:

1. Section 2.47 of the Plan is hereby amended to provide, in its entirety, as follows:

2.47	Merged Plan means any of the plans defined in Sections 2.48 - 2.62d and any other plan that is merged into the Plan after December 3, 2004.

2. A new Section 2.62d is added to the Plan to provide, in its entirety, as follows:

2.62d	Merged Plan XIX means the Matthew Thornton Health Plan, Inc. Defined Contribution Plan, which was in effect prior to its merger into the Plan on December 3, 2004.

3. The Matthew Thornton Health Plan, Inc. Defined Contribution Plan is merged into the Plan effective as of the close of business on December 3, 2004 and a new Exhibit O is added to the Plan, a copy of which is attached hereto.

4. The last sentence of the initial paragraph of Section 4.1(a)(i) is hereby amended to provide, in its entirety, as follows:

Effective January 1, 1999 through December 31, 2004, an Eligible Employee shall be deemed to have elected to contribute two percent (2%) of his Compensation to this Plan. Effective January 1, 2005, such deemed election shall be three percent (3%) for Eligible Employees who first complete an Hour of Service on or after January 1, 2005; provided, however, that all such deemed elections shall be governed by the following rules:

(A)	The Eligible Employee’s Employer shall provide the Eligible Employee with written information within the first five (5) days of his Employment Commencement Date describing the deemed election and the manner in which the Eligible Employee may change or stop the deferral;

(B)	The deemed election shall not become effective if the Eligible Employee notifies his Employer on the proper form to disengage the deemed election within thirty (30) calendar days of his Employment Commencement Date.

(C)	To the extent the deemed election is not disengaged timely under Subparagraph (B) above, the deemed election shall become effective as soon as administratively practicable after the thirty (30) day anniversary of the Eligible Employee’s Employment Commencement Date.

5. Section 4.1(b) of the Plan, as previously amended, is amended effective January 1, 2004, to read in its entirety as follows:

(b)

Employer Matched Contributions. Subject to the limitations of Section 4.8 and 5.4, an Employer shall contribute with respect to each pay period an amount equal to 100% for the first 3% and 50% for the next 3% of a Participant’s Before Tax Matched Contributions that a Participant has authorized the Employer to make on his behalf of the Plan Year. If a Participant is employed during the Plan Year and has not participated in any of the nonqualified deferred compensation plans sponsored by the Company during that Plan Year, that Participant shall receive an additional Employer Matched Contribution for a

Plan Year equal to the difference, if any, between the amount contributed pursuant to the preceding sentence in the Plan Year and an amount equal to 100% for the first 3% and 50% for the next 3% of the Participant’s Before Tax Matched Contribution for the Plan Year. The amount of the contribution made pursuant to this Subsection shall not exceed the maximum amount allowable as a deduction under the Code for such Plan Year. Notwithstanding anything contained herein to the contrary, a Participant who was not an Employee on or before December 31, 1998 shall only be entitled to Employer Matched Contributions with respect to his Before Tax Matched Contributions made on and after the first day of the calendar year quarter immediately following his completion of a one (1) year Period of Service; provided, however, that if a Participant whose employment with the Employer is terminated and who at the date of employment termination already completed a Period of Service of at least one (1) year is rehired and becomes an Eligible Employee, such Participant shall be eligible for Employer Matched Contribution with respect to his Before Tax Contribution immediately upon his rehire.

IN WITNESS WHEREOF, this Eighth Amendment has been adopted this 1st day of November, 2004.

ANTHEM INSURANCE COMPANIES, INC.

By:	/S/ DAVID R. FRICK
David R. Frick Chairman of the Anthem Pension Committee

EXHIBIT O

ANTHEM 401(k) LONG TERM SAVINGS INVESTMENT PLAN

Merged Plan:	The Matthew Thornton Health Plan, Inc. Defined Contribution Plan (“Matthew Thornton Plan”).

Merger Date:	December 3, 2004.

Accounts:

A Participant’s accounts maintained under the Matthew Thornton Plan shall be held in similar Accounts under the Plan and shall be subject to the provisions of the Plan, except as provided in this Exhibit O.

Withdrawal:

To the extent permitted to be withdrawn under the terms of the Matthew Thornton Plan in effect immediately prior to the Merger Date, a Participant may request a withdrawal of all or a part of the amounts contributed to a Participant’s Retirement Account, Savings Account, or Rollover Account (as defined in the Matthew Thornton Plan) prior to the Merger Date.

Hardship Withdrawal:	Effective on the Merger Date, Accounts attributable to Merged Plan XIX will be available for a hardship distributions in accordance with Section 6.9(a) of the Plan.

Investment:

The monies which had been held in the Matthew Thornton Plan immediately before the Merger Date shall, after the Merger Date, be initially invested in Investment Funds determined by the Pension Committee and communicated to Participants. As soon as administratively feasible following the Merger Date, Participants of the Matthew Thornton Plan shall have the opportunity to elect Investment Funds with respect to their Accounts held under the Plan, including those Accounts attributable to Merged Plan XIX, in accordance with Section 7.2 of the Plan.

O-1